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                                                                  EXHIBIT (i)(2)




                        [GOODWIN PROCTER LLP LETTERHEAD]




December 17, 2001

Bell, Boyd & Lloyd LLC
3 First National Plaza
70 West Madison Street, Suite 3300
Chicago, Illinois 60602-4207

Ladies and Gentlemen:

As special Massachusetts counsel to Calamos Investment Trust, a Massachusetts business trust (the "Trust"), we have been asked to deliver this opinion to you in connection with the registration of an indefinite number of Class A shares, Class B shares, Class C shares and Class I shares (the "Shares"), without par value, of each of the Trust's series designated Calamos Convertible Fund, Calamos Convertible Growth and Income Fund, Calamos Global Convertible Fund, Calamos Growth Fund, Calamos Market Neutral Fund, Calamos High Yield Fund, Calamos Convertible Technology Fund, and Calamos Mid Cap Value Fund (each, a "Fund") that are the subject of Post-Effective Amendment No. 27 to 1933 Act Registration No. 33-19228 and Amendment No. 30 to Investment Company Act Registration No. 811-5443 to the Trust's Registration Statement on Form N-1A (the "Registration Statement").

We have examined the Second Amended and Restated Agreement and Declaration of Trust of the Trust, as amended and filed with the Secretary of State of the Commonwealth of Massachusetts, the By-Laws of the Trust, as amended, and such records of the proceedings of the Trustees of the Trust as we have deemed appropriate. For purposes of this opinion, we have assumed that each Share to be issued by the Trust will be sold for, and the Trust will receive as payment therefor, cash equal to the per Share net asset value of the Fund represented by such Share at the time of such sale.

Based upon and subject to the foregoing, we are of the opinion that under Massachusetts law, the Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable by the Trust.

We consent to your relying upon this opinion in connection with the issuance of your opinion with respect to the valid issuance of the Shares to be filed as an exhibit to the Registration Statement, and to the filing of our opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP